Exhibit 4.8

NOVARTIS CAPITAL CORPORATION

Officer’s Certificate

I, Eduard Marti, being President and Treasurer of Novartis Capital Corporation (the Company), a Delaware corporation, pursuant to the resolutions duly adopted by the Board of Directors of the Company on October 30, 2025, hereby determine as follows that:

1.            The initial issuances of the series of guaranteed debt securities entitled Floating Rate Notes due 2028 (the Floating Rate Notes), the 3.900% Notes due 2028 (the 2028 Notes), the 4.100% Notes due 2030 (the 2030 Notes), the 4.300% Notes due 2032 (the 2032 Notes), the 4.600% Notes due 2035 (the 2035 Notes), the 5.200% Notes due 2045 (the 2045 Notes) and the 5.300% Notes due 2055 (the 2055 Notes and, cumulatively with the 2028 Notes, the 2030 Notes, the 2032 Notes, the 2035 Notes and the 2045 Notes, the Fixed Rate Notes and, together with the Floating Rate Notes, the Notes) established under the Indenture, dated as of February 10, 2009, among the Company, Novartis Finance S.A. and Novartis Securities Investment Ltd., as issuers, Novartis AG, as guarantor (the Guarantor) and HSBC Bank USA, National Association, as Trustee (the Indenture; capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Indenture), which may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.7, 2.8 or 2.9 of the Indenture) represent $800,000,000 aggregate principal amount of the Floating Rate Notes, $700,000,000 aggregate principal amount of the 2028 Notes, $1,750,000,000 aggregate principal amount of the 2030 Notes, $925,000,000 aggregate principal amount of the 2032 Notes, $925,000,000 aggregate principal amount of the 2035 Notes, $350,000,000 aggregate principal amount of the 2045 Notes and $550,000,000 aggregate principal amount of the 2055 Notes.

2.            The Company may, from time to time, without the consent of the Holders of the Notes, increase the principal amount of the Notes by issuing additional Notes in the future with the same terms and conditions as the Notes in all respects, except for any differences in the issue date, issue price and first payment of interest thereon, and with the same CUSIP number as the Notes. The Notes and any additional Notes shall rank equally and ratably and shall be treated as a single series for all purposes under the Indenture. The Company will not issue any additional Notes unless such additional Notes are fungible with the Notes for U.S. federal income tax purposes.

3.            The principal amount of each of the Notes is payable on November 5, 2028, November 5, 2028, November 5, 2030, November 5, 2032, November 5, 2035, November 5, 2045 and November 5, 2055 (as relevant) (unless the Notes are redeemed before that date, in which case principal will be payable on the date fixed for redemption).

4.            The interest payment dates for the Floating Rate Notes (the Floating Rate Interest Payment Dates) on which interest on the Floating Rate Notes shall be payable are February 5, May 5, August 5 and November 5 of each year, commencing on February 5, 2026.

5.            The interest payment dates for the Fixed Rate Notes (the Fixed Rate Interest Payment Dates) on which interest on the Fixed Rate Notes shall be payable are May 5 and November 5 of each year, commencing on May 5, 2026.

6.            The Floating Rate Notes will bear interest at a floating rate, reset quarterly on each Floating Rate Interest Payment Date, equal to Compounded SOFR, plus 0.52%, as set forth in the form of Floating Rate Notes attached hereto as Annex A.

7.            The date from which interest shall accrue for the Floating Rate Notes is November 5, 2025 (or the most recent Floating Rate Interest Payment Date on which interest has been paid or duly provided for).

8.            The amount of interest accrued and payable on the Floating Rate Notes for each period from and including a Floating Rate Interest Payment Date to, but excluding, the immediately succeeding Floating Rate Interest Payment Date (such succeeding Floating Rate Interest Payment Date, the Latter Floating Rate Interest Payment Date) (the Floating Rate Interest Period) will be equal to the formula set in the form of Floating Rate Notes attached hereto as Annex A.

9.            The 2028 Notes will bear interest at a rate of 3.900% per annum, the 2030 Notes will bear interest at a rate of 4.100% per annum, the 2032 Notes will bear interest at a rate of 4.300% per annum, the 2035 Notes will bear interest at a rate of 4.600% per annum, the 2045 Notes will bear interest at a rate of 5.200% per annum and the 2055 Notes will bear interest at a rate of 5.300% per annum.

10.          The date from which interest shall accrue for each Fixed Rate Note is November 5, 2025 (or the most recent Fixed Rate Interest Payment Date on which interest has been paid or duly provided for).

11.          The Record Date for interest payable on the Fixed Rate Notes shall be April 20 and October 20, as the case may be, next preceding the Fixed Rate Interest Payment Date.

12.          Prior to October 5, 2028 (the date that is one month prior to the scheduled maturity date for the 2028 Notes) (the 2028 par call date) in the case of the 2028 Notes, October 5, 2030 (the date that is one month prior to the scheduled maturity date for the 2030 Notes) (the 2030 par call date) in the case of the 2030 Notes, September 5, 2032 (the date that is two months prior to the scheduled maturity date for the 2032 Notes) (the 2032 par call date) in the case of the 2032 Notes, August 5, 2035 (the date that is three months prior to the scheduled maturity date for the 2035 Notes) (the 2035 par call date) in the case of the 2035 Notes, May 5, 2045 (the date that is six months prior to the scheduled maturity date for the 2045 Notes) (the 2045 par call date) in the case of the 2045 Notes and May 5, 2055 (the date that is six months prior to the scheduled maturity date for the 2055 Notes) (the 2055 par call date and, collectively with the 2028 par call date, the 2030 par call date, the 2032 par call date, the 2035 par call date and the 2045 par call date, the par call dates and each, a par call date) in the case of the 2055 Notes, the Company may redeem the Fixed Rate Notes, in each case in whole or in part, at its option at any time and from time to time at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming such notes matured on the applicable par call date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the forms of the Fixed Rate Notes attached hereto as Annex B) plus 5 basis points in the case of the 2028 Notes, 7.5 basis points in the case of the 2030 Notes, 7.5 basis points in the case of the 2032 Notes, 10 basis points in the case of the 2035 Notes, 10 basis points in the case of the 2045 Notes, and 10 basis points in the case of the 2055 Notes, as applicable, less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the 2028 par call date in the case of the 2028 Notes, the 2030 par call date in the case of the 2030 Notes, the 2032 par call date in the case of the 2032 Notes, the 2035 par call date in the case of the 2035 Notes, the 2045 par call date in the case of the 2045 Notes and the 2055 par call date in the case of the 2055 Notes, as applicable, the Company may redeem such Fixed Rate Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Fixed Rate Notes being redeemed plus accrued and unpaid interest thereon to the redemption date. Any redemption may, at the Company’s discretion, be subject to one or more conditions precedent. Any related written notice of redemption will describe the conditions precedent and, at the Company’s discretion, will indicate that the redemption date may be delayed or the written notice rescinded if all such conditions precedent have not been satisfied or waived by the Company. In the case of a partial redemption, selection of the applicable series of Fixed Rate Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Fixed Rate Notes of any series of a principal amount of $2,000 or less will be redeemed in part. If any Fixed Rate Note of a series is to be redeemed in part only, the notice of redemption that relates to such Fixed Rate Note will state the portion of the principal amount of the applicable Fixed Rate Note to be redeemed. A new Fixed Rate Note of any series in a principal amount equal to the unredeemed portion of the applicable Fixed Rate Note will be issued in the name of the holder of such Fixed Rate Note upon surrender for cancellation of such original Fixed Rate Note. For so long as any series of Fixed Rate Notes are registered in the name of The Depository Trust Company (or another depositary) or such depositary’s nominee, the redemption of such series of Fixed Rate Notes shall be done in accordance with the policies and procedures of the depositary. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Fixed Rate Notes or portions thereof called for redemption.

13.          In the event of changes in withholding taxes applicable to payments of interest on the Notes in Switzerland or any other Relevant Taxing Jurisdiction, the Company may redeem the notes in whole (but not in part) as set forth in the form of Floating Rate Notes attached hereto as Annex A and the forms of Fixed Rate Notes attached hereto as Annex B.

14.          There is no obligation of the Company to redeem or purchase Notes pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof.

15.          The Notes are issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

16.          Additional Amounts with respect to Notes are payable by the Company or the Guarantor, as applicable, as set forth in the form of Floating Rate Notes attached hereto as Annex A and the forms of Fixed Rate Notes attached hereto as Annex B.

17.          The Notes are issued in registered form only. Individual certificates in respect of the Notes will not be issued except in very limited circumstances.

18.          Instead of the Events of Default set forth in Section 7.1 of the Indenture, an Event of Default with respect to the Notes will mean only any one of the events set forth in the form of Floating Rate Notes attached hereto as Annex A and the forms of Fixed Rate Notes attached hereto as Annex B.

19.          The Notes will be guaranteed as set forth in the form of Floating Rate Notes attached hereto as Annex A and the forms of Fixed Rate Notes attached hereto as Annex B.

20.          The applicable CUSIP number for the Notes is 66989HBD9 for the Floating Rate Notes, 66989HAX6 for the 2028 Notes, 66989HAY4 for the 2030 Notes, 66989HAZ1 for the 2032 Notes, 66989HBA5 for the 2035 Notes, 66989HBB3 for the 2045 Notes and 66989HBC1 for the 2055 Notes.

21.          The form and terms of the Terms Agreement (including the Underwriting Agreement included as Annex A therein), dated November 3, 2025, among the Company, the Guarantor, and BofA Securities, Inc., HSBC Securities (USA) Inc. and J.P. Morgan Securities LLC, as representative of the several underwriters named therein (the “Terms Agreement”), which is attached hereto as Annex C, is hereby approved.

22.          The Notes are being sold to the underwriters at the price and upon the terms set forth in the Terms Agreement.

23.          The Floating Rate Notes and the guarantee shall be in the form attached hereto as Annex A.

24.          The Fixed Rate Notes and the guarantees shall be in the forms attached hereto as Annex B.

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IN WITNESS WHEREOF, I have hereunto signed my name.

Dated: November 5, 2025

NOVARTIS CAPITAL CORPORATION

By:	/s/ Eduard Marti
Name:	Eduard Marti
Title:	Director, President and Treasurer

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Annex A

[Incorporated by reference to Exhibits 4.1, 4.2, 4.3, 4.4, 4.5, 4.6 and 4.7 to the Current Report on Form 6-K filed with the SEC on November 5, 2025.]

[Signature Page to Officer's Certificate (Novartis Capital Corporation)]

Annex B

[Incorporated by reference to Exhibit 1.1 to the Current Report on Form 6-K filed with the SEC on November 5, 2025.]

[Signature Page to Officer's Certificate (Novartis Capital Corporation)]

Annex C

[Signature Page to Officer's Certificate (Novartis Capital Corporation)]